APOGEE REPORTS RECORD OPERATING MARGIN, BACKLOG IN FY16 Q3; RAISES EPS GUIDANCE

•	Revenues down 2%; flat in constant currency

•	Operating income up 35%, EPS up 34%

•	Record 11.7% operating margin

•	Backlog grows to record $545 million

•	FY16 outlook: EPS range increased to $2.15-$2.25

MINNEAPOLIS, MN (December 16, 2015) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2016 third-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY16 THIRD QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $238.3 million were down 2 percent.

◦	In constant currency, revenues were flat.

•	Operating income of $27.9 million was up 35 percent.

•	Earnings per share of $0.63 were up 34 percent.

•	Backlog of $544.7 million was up 10 percent to a record level.

•	Cash and short-term investments were $91.4 million.

COMMENTARY
“In the third quarter, Apogee achieved its best quarterly operating margin ever - 11.7 percent, as we delivered another quarter of strong earnings and margin growth,” said Joseph F. Puishys, Apogee chief executive officer. “Operating income grew 35 percent and EPS grew 34 percent, with our operating and gross margins expanding 300-plus basis points. Revenues were impacted by foreign currency effect and lower volumes in our international operations, as well as by project timing that pushes some revenues into fiscal 2017, when we expect to see double-digit top-line growth.

“Backlog grew to our highest level ever, up more than $30 million from the second quarter, to $545 million as we continue to experience strong bidding and award activity. . .at improving margins,” he said. “Our businesses operated well, and all four segments expanded operating margins - by triple-digit basis points in the architectural segments - as well as backlog. We continue to make strong gains in manufacturing operational excellence, leveraging our Lean initiative.

“Our fiscal 2016 year-to-date operating margin is 9.5 percent, up 310 basis points from the prior year, and year-to-date revenues are up 5 percent and within this we’ve had double-digit growth in our U.S. architectural businesses,” said Puishys. “We look for a strong finish to fiscal 2016 - we anticipate a double-digit

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

operating margin with revenue growth in the fourth quarter, positioning us to achieve the goal we set three years ago of $1 billion in revenues at 10 percent operating margin.”

FY16 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $85.5 million were down 5 percent, primarily due to currency exchange and lower volume at the Brazil operation.

•	Operating income grew to $8.4 million, up 44 percent from $5.8 million.

◦	Operating margin expanded 330 basis points to 9.8 percent, compared to 6.5 percent, due to improved pricing, mix and productivity.

Architectural Services

•	Revenues of $61.2 million were up 9 percent.

•
Operating income grew to $3.7 million with good operational performance and improving project margins. This compares to $0.3 million last year when operating results were negatively impacted by a few projects in the period.

◦	Operating margin expanded 540 basis points to 6.0 percent, compared to 0.6 percent.

Architectural Framing Systems

•	Revenues of $76.4 million were down 5 percent, primarily due to currency exchange and lower volume at the Canadian storefront business.

•	Operating income grew to $9.2 million, up 22 percent from $7.6 million.

◦	Operating margin expanded 270 basis points to 12.1 percent, compared to 9.4 percent as a result of lower raw material costs and improved pricing and productivity.

Large-Scale Optical Technologies

•	Revenues of $24.2 million were down 5 percent due to timing of customer orders.

•	Operating income of $7.6 million was down 3 percent from $7.9 million.

◦	Operating margin expanded 70 basis points to 31.5 percent, compared to 30.8 percent due to good productivity and cost management.

Consolidated Backlog

•	Backlog of $544.7 million was up 6 percent from the backlog of $511.9 million in the second quarter, and up 10 percent from $493.9 million in the prior-year period.

◦	Approximately $167 million, or 30 percent, of the backlog is expected to be delivered in fiscal 2016; and approximately $378 million, or 70 percent, in fiscal 2017 and beyond.

Financial Condition

•	Cash and short-term investments totaled $91.4 million, compared to $52.5 million at the end of fiscal 2015 and $34.3 million in the prior-year period.

•	Debt was $20.8 million, compared to $22.6 million in the prior-year period. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Non-cash working capital was $78.1 million, compared to $97.5 million at the end of fiscal 2015 and $103.1 million in the prior-year period.

•	Capital expenditures year to date were $26.8 million, compared to $18.7 million in the prior-year period.

•	Depreciation and amortization year to date was $23.3 million.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY16 OUTLOOK
“We continue to expect a strong finish to fiscal 2016, and have increased our earnings per share guidance to $2.15 to $2.25, from $2.10 to $2.25,” said Puishys. “In the fourth quarter, we expect to grow revenues both year over year and sequentially. Our revenue growth expectation for the full year has been adjusted to mid single digit, from high single digit. With the work that has moved into fiscal 2017 along with the expectation of continued favorable market conditions, we are anticipating double-digit revenue growth next year.

“Our achievement of record backlog in the quarter underscores our robust bidding activity,” he said. “This high level of backlog, combined with commitments, bidding and award activity, support our longer-term outlook for revenues of $1.3 billion at an operating margin of at least 12 percent in fiscal 2018.

He said that capital expenditures for the year are anticipated to be $40 to $45 million as Apogee invests to increase capabilities, capacity and productivity. The gross margin is expected to be at least 24.5 percent.

“I am pleased that our strategies to grow through new geographies, new products and new markets, along with our focus on better project selection, productivity and operational improvements, are delivering positive results,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, December 17. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 98354366. The replay will be available from noon Central Time on December 17 through midnight Central Time on December 24 by dialing (855) 859-2056, access code 98354366. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release and other company communications may also contain non-GAAP financial measures:

•	Backlog is defined as the dollar amount of revenues Apogee expects to recognize in the future from firm contracts or orders received, as well as those that are in progress.

•	Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures.

•
Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities.

•	Adjusted earnings per share excludes benefit from the 48C tax credit of $0.22 per share recognized in the second quarter of fiscal 2015.

•
Constant currency revenue growth excludes the impact of fluctuations in foreign currency on Apogee’s international operations. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these adjusted amounts to current period reported results.

Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to revenue and earnings per share growth, cash, and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to efficiently utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) ability to fully realize government incentives; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) volatile revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; and (N) potential impact on financial results if one or more key employees were no longer active with the company. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2015.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended		%
Dollar amounts in thousands, except for per share amounts	November 28, 2015	November 29, 2014	Change	November 28, 2015	November 29, 2014		Change

Net sales	$238,324	$244,410	(2)%	$719,040	$687,238		5%
Cost of goods sold	175,898	187,757	(6)%	544,326	539,826		1%
Gross profit	62,426	56,653	10%	174,714	147,412		19%
Selling, general and administrative expenses	34,568	36,028	(4)%	106,209	103,474		3%
Operating income	27,858	20,625	35%	68,505	43,938		56%
Interest income	258	243	6%	762	706		8%
Interest expense	159	357	(55)%	477	774		(38)%
Other (expense) income, net	(75)	(16)	(369)%	(120)	1,461		N/M
Earnings before income taxes	27,882	20,495	36%	68,670	45,331		51%
Income tax expense	9,361	6,759	38%	23,264	8,703		167%
Net earnings	$18,521	$13,736	35%	$45,406	$36,628		24%

Earnings per share - basic	$0.64	$0.47	36%	$1.56	$1.27		23%
Average common shares outstanding	29,181,021	28,725,412	2%	29,137,484	28,758,986		1%
Earnings per share - diluted	$0.63	$0.47	34%	$1.54	$1.25	*	23%
Average common and common equivalent shares outstanding	29,466,282	29,357,729	—%	29,479,078	29,349,533		—%
Cash dividends per common share	$0.1100	$0.1000	10%	$0.3300	$0.3000		10%

* Adjusted earnings per share for the nine months ended November 29, 2014 is $1.03, excluding a $0.22 benefit from an energy-efficient investment tax credit. Excluding the impact of this credit, earnings per share for the nine months ended November 28, 2015 increased 50 percent over the prior year.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	November 28, 2015	November 29, 2014	Change	November 28, 2015	November 29, 2014	Change
Sales
Architectural Glass	$85,461	$90,268	(5)%	$279,069	$254,138	10%
Architectural Services	61,244	56,178	9%	169,093	167,146	1%
Architectural Framing Systems	76,419	80,411	(5)%	228,990	221,369	3%
Large-scale Optical	24,211	25,546	(5)%	66,874	64,969	3%
Eliminations	(9,011)	(7,993)	(13)%	(24,986)	(20,384)	(23)%
Total	$238,324	$244,410	(2)%	$719,040	$687,238	5%
Operating income (loss)
Architectural Glass	$8,383	$5,836	44%	$23,405	$11,935	96%
Architectural Services	3,702	323	1,046%	6,063	2,279	166%
Architectural Framing Systems	9,244	7,596	22%	24,197	16,974	43%
Large-scale Optical	7,621	7,879	(3)%	18,132	15,990	13%
Corporate and other	(1,092)	(1,009)	(8)%	(3,292)	(3,240)	(2)%
Total	$27,858	$20,625	35%	$68,505	$43,938	56%

Consolidated Condensed Balance Sheets
(Unaudited)

	November 28, 2015	February 28, 2015
Assets
Current assets	$328,512	$298,975
Net property, plant and equipment	194,145	193,540
Other assets	117,871	119,542
Total assets	$640,528	$612,057
Liabilities and shareholders' equity
Current liabilities	$159,079	$149,028
Long-term debt	20,793	20,587
Other liabilities	54,546	59,966
Shareholders' equity	406,110	382,476
Total liabilities and shareholders' equity	$640,528	$612,057

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	November 28, 2015	November 29, 2014

Net earnings	$45,406	$36,628
Depreciation and amortization	23,336	21,558
Stock-based compensation	3,686	3,705
Other, net	(9,521)	(4,387)
Changes in operating assets and liabilities	23,260	(20,424)
Net cash provided by operating activities	86,167	37,080
Capital expenditures	(26,757)	(18,659)
Net (purchases) sales of marketable securities	(60,786)	2,872
Other, net	(3,875)	(535)
Net cash used in investing activities	(91,418)	(16,322)
Repurchase and retirement of common stock	(7,257)	(6,894)
Dividends paid	(9,632)	(8,875)
Other, net	2,073	813
Net cash used in financing activities	(14,816)	(14,956)
(Decrease) increase in cash and cash equivalents	(20,067)	5,802
Effect of exchange rates on cash	(1,405)	(200)
Cash and cash equivalents at beginning of year	52,185	28,465
Cash and cash equivalents at end of period	$30,713	$34,067

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com